February 8, 2021

Hendrikus “Henk” Derksen

Dear Henk,

On behalf of Viavi Solutions Inc. (sometimes hereafter referred to as “Viavi” or “the Company”), it is my pleasure to confirm our offer of employment to you in the position of Executive Vice President and Chief Financial Officer, reporting directly to Oleg Khaykin, President & CEO. Our employment offer, which remains subject to the approval of the Compensation Committee of our Board of Directors (the “Compensation Committee”), are upon the terms and conditions contained herein.

Your principal place of work shall be located at the Company’s headquarters in Scottsdale, AZ.

This is a regular full-time position, and your category of employment will be Exempt. Your starting salary will be $510,000 per year and will be paid bi-weekly at the approximate rate of $19,615 less required tax withholding and deductions.
Your employment with Viavi will include participation in the Company’s Variable Pay Plan (our cash incentive plan), as such plan is approved by the Board of Directors from time to time, with an initial target incentive opportunity equal to100% of your annual base salary. You will be eligible to participate in the Company’s Variable Pay Plan upon the commencement of your employment. Actual bonus payments are calculated based upon eligible earnings during each applicable fiscal half year period (the first and second halves of our fiscal year), which generally include base salary only, and exclude special payments such as bonuses, benefits, etc.

Please note that all incentive compensation opportunity payments are subject to the terms and conditions of the applicable plan(s) as approved by the Board of Directors and your eligibility for incentive payments will be contingent upon you remaining an employee of the Company on the bonus payment date selected by the Company.

Also, you will receive the following equity awards:

An award of time-based restricted stock units (the “Time-Based RSUs”), with the number of units determined by dividing $1,500,000 by the average closing price of a share of Company common stock by using the sixty (60) trading days preceding the grant date, and which will vest in equal annual installments over four years from the grant date. If you commence employment by no later than the last calendar day of the first month of a fiscal quarter, then the Time-Based RSUs will be granted on the 28th day of the second month of the fiscal quarter. If you, however, commence employment after the last calendar day of the first month of a fiscal quarter, then the Time-Based RSUs will be granted on the 28th day of the second month of the next fiscal quarter following the date of hire.

An award of performance-based restricted stock units (the “Performance RSUs”), with the number of units determined by dividing $1,500,000 by the average closing price of a share of Company common stock by using the sixty (60) trading days preceding the grant date, and which will vest in equal annual installments over four years from the grant date. If you commence employment by no later than the last calendar day of the first month of a fiscal quarter, then the Performance-Based RSUs will be granted on the 28th day of the second month of the fiscal quarter. If you, however, commence employment after the last calendar day of the first month of a fiscal quarter, then the Performance-Based RSUs will be granted on the 28th day of the second month of the next fiscal quarter following the date of hire.

You will be eligible to be granted the following additional equity awards (“Focal Awards”):

Hendrikus Derksen
February 8, 2021

An award of time-based restricted stock units (the “Focal Time-Based RSUs”), with the number of units determined by dividing $500,000 by the average closing price of a share of Company common stock by using the sixty (60) trading days preceding the grant date, and which will vest in three annual installments over three years from the grant date. The Focal Time-Based RSUs will be granted, at the time of Company’s annual equity award cycle (currently planned for August 2021).

An award of performance-based restricted stock units (the “Focal Performance-Based RSUs”), with the number of units determined by dividing $500,000 by the average closing price of a share of Company common stock by using the sixty (60) trading days preceding the grant date, and which will vest in three annual installments over three years from the grant date. The Focal Performance-Based RSUs will be granted, at the time of Company’s annual equity award cycle (currently planned for August 2021).

All equity awards are subject to the approval of the Compensation Committee and to the terms and conditions of the Company’s Amended and Restated 2003 Equity Incentive Plan, as amended from time to time, or its successor and to the applicable grant agreements.

You will also receive a lump sum sign on bonus of $200,000 less required tax withholding and deductions paid to you along with your first regular paycheck. If you voluntarily terminate your employment within 12 months of the effective date of this letter or if VIAVI terminates your employment for Cause within 12 months of the effective date of this letter, you agree to repay a portion of the bonus on a pro-rated basis based upon how much time is left on the initial year of your employment. For example, if you depart after six months of employment, you will have an obligation to repay 50% of your bonus ($100,000). If you depart after nine months of employment, you will have an obligation to repay 25% of your bonus ($50,000). The Company acknowledges and agrees that you shall have no obligation to repay any portion of the sign on bonus if you are terminated without Cause, and you shall have no repayment obligation if you are employed for at least twelve months following the effective date of this letter.

You agree to move your primary residence to the greater Phoenix area, within 12 months from the date of commencement of your employment.

The Company will pay you on the Company’s first regular payroll date following the commencement of your employment a lump sum relocation bonus of $80,000 which will be treated as a taxable benefit. You agree to repay 100% of monies if you voluntarily terminate your employment with the Company within twelve months of the effective date of this letter if VIAVI terminates your employment for Cause within 12 months of the effective date of this letter, or if you do not relocate to the greater Phoenix area within 12 months of the effective date of this letter. The Company acknowledges and agrees that you shall have no obligation to repay any portion of the relocation bonus if you are terminated without Cause, and you shall have no repayment obligation if you are employed for at least twelve months following the effective date of this letter.

Viavi offers a comprehensive benefit program including health, vision, dental and life and disability insurance benefits for which you will be eligible on your date of hire. You will also be eligible to participate in the Company’s 401(k) Retirement Plan and Employee Stock Purchase Plan. Other benefits include paid time off, paid holidays, and flexible spending accounts for child and health care. Additional benefit information will be provided at your New Employee Orientation.

The Company considers its confidential and proprietary information to be a key to its future success. Accordingly, pursuant to Company policy, this offer is conditioned upon your acceptance of the terms and conditions of the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is enclosed. Additionally, this offer, and your employment are conditioned upon successful completion of the Company’s background check process including reference checks. Please also note that upon commencement of employment you will be subject to the terms of the Company’s Policy Regarding Inside Information and Securities Transactions and Viavi’s Code of Business Conduct.

Hendrikus Derksen
February 8, 2021

Your employment with Viavi is voluntarily entered into and is for no specified period. As a result, you will be free to resign at any time, for any reason, or for no reason at all. Similarly, the Company will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause.

Upon commencement of employment, you will also be eligible for coverage under the Company’s 2020 Change of Control Benefits Plan as a Level 1 participant. A copy of the VIAVI Solutions Inc. Change of Control Benefits Plan (Amended and Restated Effective June 16, 2020) is attached hereto as Exhibit 1 and is incorporated herein by reference. During your employment with the Company and thereafter you will be provided indemnification and directors and officers liability insurance coverage under the Company’s form of indemnification agreement currently in effect for other senior executives of the Company and attached hereto as Exhibit 2.

For the purposes of this letter, “Cause” means the occurrence of any of the following, in each case as reasonably determined by the Board: (a) gross negligence or willful misconduct in an Eligible Employee’s performance of duties to the Company Group; or (b) a material and willful violation of any federal or state law by an Eligible Employee that if made public would injure the business or reputation of the Company Group; or (c) refusal or willful failure by an Eligible Employee to comply with any specific lawful direction or order of the Company Group or the material policies and procedures of the Company Group, including but not limited to the Viavi Solutions Inc. Code of Business Conduct and Insider Trading Policy, as well as any obligations concerning proprietary rights and confidential information of the Company Group; or (d) conviction (including a plea of nolo contendere) of an Eligible Employee of a felony, or of a misdemeanor that would have a material adverse effect on the Company Group’s goodwill if such Eligible Employee were to be retained as an employee of the Company Group; or (e) substantial and continuing willful refusal by an Eligible Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as such Eligible Employee. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of Viavi, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of the Company.
In the event of an involuntary termination that occurs other than within a period ending on the first anniversary of a Change of Control you will receive a cash severance equal to the sum of eighteen (18) months base pay as well as payments for continued healthcare for a period of eighteen (18) months following the termination date or such lesser period as you remain eligible (the “COBRA Payment Period”) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you each month for an amount equal to the difference between (i) the monthly cost of COBRA health and dental benefit (assuming you are eligible for such coverage), less (ii) the monthly amount that you would be required to contribute for health and dental coverage if you were an active employee of the Company (the “COBRA Premium Subsidy”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the reimbursement of such COBRA Premium Subsidy would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect, then in lieu of providing such COBRA Premium Subsidy, the Company its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premium Subsidy for that month, subject to applicable tax withholdings if any, for the remainder of the COBRA Payment Period. You may, but you are not obligated to, use such taxable cash payment toward the cost of COBRA premiums.

An Employment Eligibility Verification, or I-9, form is required under the Immigration Reform and Control Act of 1986. All employees must complete this form within three days of their start date. Please bring your identification documents (i.e., a current or expired passport, or driver’s license and Social Security card) with you to your New Employee Orientation.

If the terms and conditions of this employment offer as summarized above are acceptable to you, please indicate your acceptance by signing and returning the following documents to us by February 12, 2021:

Hendrikus Derksen
February 8, 2021

Signed duplicate copy of this letter,
Executed Employee Proprietary Information and Inventions Agreement
Executed Indemnification Agreement.

Henk, we are pleased to provide you with this offer of employment and look forward to you joining our team. Should you have any questions regarding the terms of the employment offer, compensation, or benefits package please contact me directly.

Sincerely,

/s/ Petra Nagel

Petra Nagel
Senior Vice President, Human Resources
Viavi Solutions

I accept this offer of employment with Viavi under the terms described in this letter. I acknowledge that this letter contains the terms and conditions of my employment and supersedes all prior or concurrent agreements and representations and may not be modified in any way except in writing executed by an authorized agent of Viavi.

/S/ Hendrikus Derksen___________________________2/11/2021________
Hendrikus Derksen                    Date

Anticipated start date: March 15, 2021